Exhibit 99.1

Enviva Partners, LP Reports Increased Financial Results for First Quarter 2017 and Announces Wilmington Terminal Drop-Down

BETHESDA, MD, May 10, 2017 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the first quarter of 2017.

Highlights:

•                  Generated net income of $2.5 million and adjusted EBITDA of $22.9 million for the first quarter of 2017, as compared to $5.5 million and $16.6 million, respectively, for the first quarter of 2016

•                  Declared a quarterly distribution of $0.5550 per unit, an 8.8 percent increase from the distribution paid for the first quarter of 2016

•                  Agreed to acquire the Wilmington terminal and associated contracts early in the fourth quarter of 2017

•                  Revised full-year 2017 guidance for net income to a range of $29.0 million to $33.0 million and adjusted EBITDA to a range of $111.0 million to $115.0 million, including the impact of the acquisition of the Wilmington terminal but excluding the impact of any additional drop-downs or third-party acquisitions

“Enviva delivered solid operating performance in what typically is our softest quarter,” said John Keppler, Chairman and Chief Executive Officer.  “Combined with the benefit of our recently acquired Sampson plant and DONG Energy off-take contract, we are right on track, year over year.  With the expected fourth quarter lift from the Wilmington terminal acquisition, we are pleased to increase our 2017 distribution guidance to at least $2.36 per unit.”

Financial Results

For the first quarter of 2017, we generated net revenue of $122.1 million, an increase of 13.9 percent, or $14.9 million, from the corresponding quarter of 2016.  Included in net revenue was product sales of $119.0 million on volume of 623,000 metric tons of wood pellets, representing an increase of $15.6 million from the corresponding quarter of last year.  The increase in product sales primarily was due to higher sales volumes under our off-take contract with DONG Energy Thermal Power A/S, which we acquired in connection with the Sampson drop-down transaction on December 14, 2016 (the “Sampson Drop-Down”).  Other revenue decreased to $3.1 million for the first quarter of 2017 from $3.8 million for the corresponding quarter in 2016.

For the first quarter of 2017, gross margin improved to $18.5 million, an increase of $2.7 million from the corresponding period in 2016, and we generated net income of $2.5 million compared to $5.5 million for the corresponding quarter of 2016.  Adjusted EBITDA improved to $22.9 million in the first quarter of 2017, a $6.3 million, or 38.3 percent, increase compared to the corresponding period in 2016.  The increases in gross margin and adjusted EBITDA were driven by increased product sales due to the Sampson Drop-Down and a favorable customer and shipping contract mix.  Adjusted gross margin per metric ton was $43.19 for the first quarter of 2017, as compared to $40.42 for the first quarter of 2016.  Net income decreased primarily due to higher interest expense.

The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights, increased from $12.7 million for the first quarter of 2016 to $14.6 million for the first quarter of 2017, resulting in a distribution coverage ratio of 1.00 times.

Distribution

As announced on May 3, 2017, the board of directors of our general partner declared a distribution of $0.5550 per common and subordinated unit for the first quarter of 2017.  This distribution is 8.8 percent higher than the distribution for the first quarter of 2016 and 3.7 percent higher than the distribution for the fourth quarter of 2016.  The quarterly distribution will be paid on Tuesday, May 30, 2017, to unitholders of record as of the close of business on Thursday, May 18, 2017.

Agreement to Purchase Wilmington Terminal

The Partnership has agreed to purchase Enviva Port of Wilmington, LLC (“Wilmington”) from Enviva Wilmington Holdings, LLC (the “Hancock JV”), a joint venture between our sponsor and affiliates of John Hancock Life Insurance Company, for total consideration of $130.0 million comprised of two payments as described below.  Wilmington owns a fully operational deep-water marine terminal in Wilmington, North Carolina (the “Wilmington terminal”) that we expect to generate approximately $16.0 million in incremental adjusted EBITDA when it reaches its currently contracted run-rate.(1)  The acquisition of Wilmington (the “Wilmington Drop-Down”) is expected to close on or about October 2, 2017, subject to customary closing conditions.

The Wilmington terminal is capable of receiving product by rail and truck, storing up to 90,000 metric tons of wood pellets, and loading up to panamax-sized vessels.  Wilmington is party to long-term terminal services agreements to receive, store, and load a total of approximately 1.0 million metric tons per year (“MTPY”) of wood pellets from the Partnership’s production plant in Sampson County, North Carolina (the “Sampson plant”) and a third-party production plant for our sponsor, subject to deficiency payments if minimum throughput requirements are not met.  The Wilmington terminal utilizes state-of-the-art handling equipment and storage infrastructure designed to maintain product quality and safety with throughput capacity of up to 3.0 million MTPY of wood pellets.

The Partnership will make an initial payment of $56.0 million for Wilmington at closing.  Upon the acquisition of Wilmington, we initially expect to generate incremental adjusted EBITDA of approximately $5.0 million for 2018 and run-rate incremental adjusted EBITDA of approximately $8.0 million in 2019.  The Partnership expects to fund the initial purchase price with borrowings under its revolving credit facility.

In addition, Wilmington is party to a long-term terminal services agreement with the Hancock JV to receive, store, and load wood pellets from the Hancock JV’s planned production plant in Hamlet, North Carolina (the “Hamlet plant”).  Wilmington’s terminal services agreement for production from the Hamlet plant is also subject to deficiency payments if minimum throughput requirements

(1)  A reconciliation of Wilmington’s estimated incremental adjusted EBITDA to account for anticipated throughput from the Hamlet plant to the closest GAAP financial measure is not provided because GAAP net income generated by the Wilmington terminal is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to the financing of the additional payment due upon first deliveries from the Hamlet plant is not available at this time.

are not met.  Our sponsor is completing the detailed design of the fully-financed Hamlet plant and has commenced site work and equipment procurement, with full construction of the build-and-copy replica of the Sampson plant expected to begin later this year and completion anticipated for late 2018.  Production from the Hamlet plant is expected to supply MGT Power’s Teesside Renewable Energy Plant, which is currently under construction in the United Kingdom.  Upon first deliveries to the Wilmington terminal from the Hamlet plant, the Partnership will make another payment of $74.0 million, subject to certain conditions.  When the Hamlet plant commences operations, we expect the incremental adjusted EBITDA from Wilmington to increase to $14.0 million and to reach $16.0 million per year once the Hamlet plant reaches its expected full production rate of 600,000 MTPY.

For the Wilmington Drop-Down, Evercore served as exclusive financial advisor and Andrews Kurth Kenyon LLP served as legal counsel to the conflicts committee of the board of directors of the Partnership’s general partner. Vinson & Elkins LLP served as legal counsel to the Hancock JV.

Outlook and Guidance

The Partnership has adjusted its full-year 2017 guidance to reflect the expected timing and partial year impact of the Wilmington Drop-Down.  The Partnership expects full-year 2017 net income to be in the range of $29.0 million to $33.0 million and adjusted EBITDA to be in the range of $111.0 million to $115.0 million.  The Partnership expects to incur maintenance capital expenditures of $5.1 million and interest expense net of amortization of debt issuance costs and original issue discount of $29.7 million in 2017.  As a result, the Partnership expects full-year distributable cash flow to be in the range of $76.2 million to $80.2 million, prior to any distributions attributable to incentive distribution rights paid to the general partner.  For full-year 2017, we now expect to distribute at least $2.36 per common and subordinated unit.  The guidance amounts provided above do not include the impact of any additional acquisitions from the Partnership’s sponsor or third parties beyond the Wilmington Drop-Down.  Although deliveries to our customers are generally ratable over the year, the Partnership’s quarterly income and cash flow are subject to the mix of customer shipments made, which may vary from period to period.  As such, the board of directors of the Partnership’s general partner evaluates the Partnership’s distribution coverage ratio on an annual basis when determining the distribution for a quarter.

Market and Contracting Update

Our sales strategy is to fully contract the production capacity of the Partnership.  Our current capacity is matched with a portfolio of off-take contracts that has a weighted-average remaining term of 9.8 years from April 1, 2017.

Several recent developments continue to underpin the significant growth in demand expected for wood pellets, especially in our core markets of Europe and Asia:

•                  As the European Union’s proposed 2030 goals for further emissions reductions and increased renewable energy generation progress through the legislative process, the European Union is developing a new strategy to almost completely decarbonize its economy by 2050.  In addition, EURELECTRIC, an association that represents 3,500 companies across the European electricity industry, announced that power generators in most European Union countries committed to eliminate investment in new coal-fired power plants after 2020.  These events demonstrate both the continued regulatory and energy industry support for further de-carbonization in Europe.

•                  The United Kingdom (the “UK”) recently completed a full 24-hour period without burning coal to generate electricity, a major milestone in its efforts to displace coal-fired generation.  In addition, the UK Department of Business, Energy and Industrial Strategy (the “BEIS”) completed a study that confirmed wood fiber sourced using practices employed in the Southeast United States is a low-carbon, sustainable source of energy.  After agreeing last year to extend the UK government’s powers to award new contract for difference (CfD) incentives for low-carbon energy projects out to 2026, the BEIS is now considering the potential implications of the study on future policy decisions and CfD awards.

•                  The Japanese government recently reconfirmed the targeted power source mix for 2030.  The program includes 6.0 to 7.5 gigawatts of biomass-fired capacity, which represents demand for 15 to 20 million MTPY of biomass.  Additional biomass-fired power projects have been announced, including Kansai Electric Power’s potential conversion of its Aioi power plant to wood pellets under a joint venture with Mitsubishi Corporation Power and Chubu Electric’s plan to build a new co-fired unit with capacity of approximately 1.0 gigawatt at its Taketoyo power facility.

•                  Driven by consumer preference, several multi-national corporations have announced specific commitments to significantly reduce carbon emissions and increase adoption of renewable energy across their operations and supply chains.  Biomass-fired generation for the power and thermal needs of these operations is a reliable complement to intermittent wind and solar power.

We remain in active discussions with customers in Europe and Asia for long-term off-take contracts for the supply of wood pellets to be fulfilled directly by the Partnership and by new capacity under development by our sponsor throughout the Southeast United States, including at its sites in Lucedale, Mississippi and Abbeville, Alabama, as well as other sites positioned to take advantage of the existing terminal capacity at the Chesapeake and Wilmington terminals.  In addition, our sponsor continues to evaluate its option to build and operate a marine export terminal at the Port of Pascagoula, Mississippi, which could support wood pellet production from a potential production plant in Lucedale, Mississippi and other potential facilities in the region.

Conference Call

We will host a conference call with executive management related to our first-quarter 2017 results and to discuss the agreement to purchase Wilmington, our outlook and guidance, and a more detailed market update at 10:00 a.m. (Eastern Time) on Wednesday, May 10, 2017.  Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

Requests for Audited Financial Statements

The Partnership filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the U.S. Securities and Exchange Commission (“SEC”) on February 28, 2017.  The Partnership’s Annual Report on Form 10-K is available through its website at http://ir.envivapartners.com/sec-filings as well as on the SEC’s website at www.sec.gov.  The Partnership’s security holders are entitled to receive, free of charge, copies of its complete audited financial statements by sending a request to Investor Relations, Enviva Partners, LP, 7200 Wisconsin Ave., Suite 1000, Bethesda, Maryland 20814, or by telephone at (240) 482-3856.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership owns a deep-water marine terminal at the Port of Chesapeake, Virginia, which is used to export wood pellets. Enviva Partners also exports pellets through the ports of Wilmington, North Carolina; Mobile, Alabama; and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Non-GAAP Financial Measures

We use adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals, and certain items of income or loss that we characterize as unrepresentative of our ongoing operations.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discounts.  We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders.  We do not rely on distributable cash flow as a liquidity measure.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP.  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended March 31,
	2017	2016 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	623	560
Gross margin	$18,476	$15,755
Depreciation and amortization	8,432	6,881
Adjusted gross margin	$26,908	$22,636
Adjusted gross margin per metric ton	$43.19	$40.42

	Three Months Ended March 31,
	2017	2016 (Recast)
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net income:
Net income	$2,502	$5,546
Add:
Depreciation and amortization	8,436	6,893
Interest expense	7,705	3,391
Non-cash unit compensation expense	1,714	681
Asset impairments and disposals	24	1
Transaction expenses	2,533	53
Adjusted EBITDA	22,914	16,565
Less:
Interest expense net of amortization of debt issuance costs and original issue discounts	7,324	2,945
Maintenance capital expenditures	452	725
Distributable cash flow attributable to Enviva Partners, LP	15,138	12,895
Less: Distributable cash flow attributable to incentive distribution rights	537	156
Distributable cash flow attributable to Enviva Partners, LP limited partners	$14,601	$12,739

Cash distributions declared attributable to Enviva Partners, LP limited partners	$14,606

Distribution coverage ratio	1.00

The following table provides a reconciliation of the estimated range of adjusted EBITDA and distributable cash flow to the estimated range of net income, in each case for the twelve months ending December 31, 2017 (in millions):

Twelve Months Ending December 31, 2017
Estimated net income	$29.0 – 33.0
Add:
Depreciation and amortization	37.0
Interest expense	31.4
Non-cash unit compensation expense	6.6
Asset impairments and disposals	4.0
Transaction expenses	3.0
Estimated adjusted EBITDA	$111.0 – 115.0
Less:
Interest expense net of amortization of debt issuance costs and original issue discounts	29.7
Maintenance capital expenditures	5.1
Estimated distributable cash flow	$76.2 – 80.2

The following table provides a reconciliation of estimated adjusted EBITDA to estimated net (loss) income, in each case for the twelve months ending December 31, 2018 and December 31, 2019, associated with the Wilmington terminal and related contracts (in millions):

	Twelve Months Ending December 31, 2018	Twelve Months Ending December 31, 2019
Estimated net (loss) income	$(2.1)	$0.9
Add:
Depreciation and amortization	4.3	4.3
Interest expense	2.8	2.8
Estimated adjusted EBITDA	$5.0	$8.0

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:  (i) the volume of products that we are able to sell; (ii) the price at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our financial counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, operating or financial difficulties suffered by our suppliers; (vi) the amount of products that we are able to produce, which could be adversely affected by, among other things, operating difficulties; (vii) changes in the price and availability of natural gas, coal, or other sources of energy; (viii) changes in prevailing economic conditions; (ix) our inability to complete acquisitions, including acquisitions from our sponsor, or to realize the anticipated benefits of such acquisitions; (x) unanticipated ground, grade or water conditions; (xi) inclement or hazardous weather conditions, including extreme precipitation, temperatures and flooding; (xii) environmental hazards; (xiii) fires, explosions or other accidents; (xiv) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry or power generators; (xv) changes in the regulatory treatment of biomass in core and emerging markets for utility-scale generation; (xvi) inability to acquire or maintain necessary permits or rights for our production, transportation and terminaling operations; (xvii) inability to obtain necessary production equipment or replacement parts; (xviii) operating or technical difficulties or failures at our plants or deep-water marine terminals; (xix) labor disputes; (xx) inability of our customers to take delivery of products; (xxi) changes in the price and availability of transportation; (xxii) changes in foreign currency exchange rates; (xxiii) failure of our hedging arrangements to effectively reduce our exposure to interest and foreign currency exchange rate risk; (xxiv) risks related to our indebtedness; (xxv) customer rejection due to our failure to maintain effective quality control systems at our production plants and deep-water marine terminals; (xxvi) changes in the quality specifications for our products that are required by our customers; (xxvii) the effects of the approval of the United Kingdom of the exit of the United Kingdom (“Brexit”) from the European Union, and the implementation of Brexit, in each case on our and our customers’ businesses; and (xxiii) our ability to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except for number of units)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,913	$466
Restricted cash	938	—
Accounts receivable, net of allowance for doubtful accounts of $24 as of March 31, 2017 and December 31, 2016	49,676	77,868
Related-party receivables	6,902	7,634
Inventories	30,780	29,764
Assets held for sale	3,390	3,044
Prepaid expenses and other current assets	2,431	1,939
Related-party prepaid expenses	148	—
Total current assets	106,178	120,715
Property, plant and equipment, net of accumulated depreciation of $88.8 million as of March 31, 2017 and $80.8 as of December 31, 2016	511,907	516,418
Intangible assets, net of accumulated amortization of $9.2 million as of March 31, 2017 and $9.1 million as of December 31, 2016	1,287	1,371
Goodwill	85,615	85,615
Other long-term assets	2,508	2,049
Total assets	$707,495	$726,168
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$3,009	$9,869
Related-party payables	7,893	11,118
Accrued and other current liabilities	38,936	38,432
Related-party accrued liabilities	—	382
Current portion of interest payable	10,805	4,414
Current portion of long-term debt and capital lease obligations	4,676	4,109
Total current liabilities	65,319	68,324
Long-term debt and capital lease obligations	340,402	346,686
Long-term interest payable	800	770
Other long-term liabilities	1,281	871
Total liabilities	407,802	416,651
Partners’ capital:
Limited partners:
Common unitholders—public (13,045,894 and 12,980,623 units issued and outstanding as of March 31, 2017 and December 31, 2016, respectively)	236,902	239,902
Common unitholder—sponsor (1,347,161 units issued and outstanding as of March 31, 2017 and December 31, 2016)	17,587	18,197
Subordinated unitholder—sponsor (11,905,138 units issued and outstanding as of March 31, 2017 and December 31, 2016)	115,488	120,872
General partner (no outstanding units)	(67,393)	(67,393)
Accumulated other comprehensive (loss) income	(202)	595
Total Enviva Partners, LP partners’ capital	302,382	312,173
Noncontrolling partners’ interests	(2,689)	(2,656)
Total partners’ capital	299,693	309,517
Total liabilities and partners’ capital	$707,495	$726,168

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016 (Recast)
Product sales	$119,047	$103,445
Other revenue	3,076	3,807
Net revenue	122,123	107,252
Cost of goods sold, excluding depreciation and amortization	95,215	84,616
Depreciation and amortization	8,432	6,881
Total cost of goods sold	103,647	91,497
Gross margin	18,476	15,755
General and administrative expenses	8,325	6,950
Income from operations	10,151	8,805
Other income (expense):
Interest expense	(7,705)	(3,182)
Related-party interest expense	—	(209)
Other income	56	132
Total other expense, net	(7,649)	(3,259)
Net income	2,502	5,546
Less net loss attributable to noncontrolling partners’ interests	33	993
Net income attributable to Enviva Partners, LP	$2,535	$6,539
Less: Pre-acquisition loss from operations of Enviva Pellets Sampson, LLC Drop-Down allocated to General Partner	$—	$(955)
Enviva Partners, LP partners’ interest in net income	$2,535	$7,494

Net income per common unit:
Basic	$0.08	$0.30
Diluted	$0.07	$0.29

Net income per subordinated unit:
Basic	$0.08	$0.30
Diluted	$0.08	$0.29

Weighted average number of limited partner units outstanding:
Common — basic	14,380	12,852
Common — diluted	15,228	13,337
Subordinated — basic and diluted	11,905	11,905

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016 (Recast)

Cash flows from operating activities:
Net income	$2,502	$5,546
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,436	6,893
Amortization of debt issuance costs and original issue discounts	381	446
General and administrative expense incurred by Hancock JV prior to Enviva Pellets Sampson, LLC Drop-Down	—	661
Loss on disposals of property, plant and equipment	24	1
Unit-based compensation	1,714	681
Change in fair value of derivatives	(759)	—
Change in operating assets and liabilities:
Accounts receivable, net	28,192	831
Related-party receivables	(920)	(289)
Restricted cash	(938)	—
Prepaid expenses and other assets	(697)	724
Related-party prepaid expense	(148)	—
Assets held for sale	(345)	—
Inventories	(1,254)	(3,941)
Other long-term assets	21	(121)
Accounts payable	(6,095)	3,161
Related-party payables	(2,941)	4,771
Accrued liabilities	2,312	427
Accrued interest	6,421	45
Deferred revenue	—	(216)
Other current liabilities	22	(229)
Net cash provided by operating activities	35,928	19,391
Cash flows from investing activities:
Purchases of property, plant and equipment	(5,656)	(12,254)
Net cash used in investing activities	(5,656)	(12,254)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(17,153)	(29,329)
Principal payments on related-party debt	—	(89)
Cash paid related to debt issuance costs	(209)	—
Proceeds from debt issuance	10,000	28,500
Proceeds from common unit issuance under At-the-Market Offering Program, net	1,715	—
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(14,829)	(11,570)
Contributions from Hancock JV prior to Enviva Pellets Sampson, LLC Drop-Down	—	11,861
Distributions to sponsor	—	(5,002)
Contributions from sponsor related to Enviva Pellets Sampson, LLC Drop-Down	1,651	—
Net cash used in financing activities	(18,825)	(5,629)
Net increase in cash and cash equivalents	11,447	1,508
Cash and cash equivalents, beginning of period	466	2,128
Cash and cash equivalents, end of period	$11,913	$3,636

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016 (Recast)

Non-cash investing and financing activities:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$9,547	$18,988
Property, plant and equipment transferred from inventories	153	38
Depreciation capitalized to inventories	86	198
Non-cash capital contributions from Hancock JV prior to Enviva Pellets Sampson, LLC Drop-Down	—	81
Distributions included in liabilities	509	83
Capitalized insurance included in related-party payables	—	89
Capitalized labor included in related-party payables	—	244
Property, plant and equipment acquired under capital leases	1,124	—
Supplemental information:
Interest paid	$853	$2,897

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com